Exhibit 99.3

CONSENT OF LOUISA RODRIGUEZ

Orion Biotech Opportunities Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

April 9, 2021

By:	/s/ Louisa Rodriguez
Name: Louisa Rodriguez